Exhibit 3(c)

MONY Partners

Broker-Dealer Schedule for

The schedule below reflects compensation plus expense allowance payable on MONY Life Insurance Company and MONY Life of America business that is produced on or after                     .

Product		First Year Compensation		Renewal Compensation Years 2-10	Excess
Term (including riders)
	Yearly Renewable	75%		1.5%
	5 Year Level	75%		1.5%
	10 Year Level	75%		1.5%
	15 Year Level	75%		1.5%
	20 Year Level	75%		1.5%
	20 Year—10 Year Guaranteed	75%		1.5%
UL/SUL/VUL/*******	ISWL	(a) 75%		1.5%	(b) 3%
WL******
UL/SUL/ *******	ISWL			.5% Additional yrs. 2-6
	Term Riders same as Term Paid-Up Additions Rider	6%
SPIA	Ages 0 – 79	5%
	Ages 80+	2.5%
MONY Fixed Annuity *** (3, 5, 7, 8, 10 Year Guarantee Period) (Flexible Payment Deferred Annuity)
	Ages 0 – 79	5.5%
	Ages 80 +	2.8%
MONY Variable Annuity **	*
	Ages 0 – 79	6.5%	*
	Ages 80 +	3.5%	*
MONY L VA****
	Ages 0 – 79	4.5%		****
	Ages 80 +	2.0%		****
MONY C VA*****	Ages 0 – 79	1.5%		100 bps
	Ages 80 +	1.25%		75 bps

10/10/03

MONY Partners

Broker-Dealer Schedule for

The schedule below reflects compensation plus expense allowance payable on MONY Life Insurance Company and MONY Life of America business that is produced on or after

(a)	This compensation rate applies to premiums that do not exceed the Commissionable Target Premium applicable to the policy issued. With the exception of the non-commissionable Primary Insured Term Rider, rider premiums result in an increase in the Commissionable Target Premium.

(b)	This compensation rate applies to premiums that exceed the Commissionable Target Premium applicable to the policy issued.

*MONY Variable Annuity has 25 bps trail starting in month 13.

** Most Retail Broker-Dealers are paid at 6% for MONY Custom Master VA and 6.5% for MONY Variable Annuity. Any General Agent override would have to be negotiated within those figures.

*** Producer Recommended payout for 3, 5, 7, 8, 10 Year Guarantee Period for MONY Fixed Annuity is 4.5%.

****** Offered by MONY Life Insurance Company

******* First year compensation will be paid up to the initial Target Commissionable Premium over the first twenty- four (24) months on the MONY Universal Life, and MONY Variable Universal Life products in all states except New York.

Commission Chargebacks

Life Chargeback rules:

•	For surrender/forfeiture of any policy that uses a standard 12 month period for determining first year compensation, a chargeback for any unearned premiums will apply.

•	For surrender/forfeiture of any policy that allows a 24 month period of determining first year compensation:

-	in the first six months, any first year compensation payment is reversed.

-	In the second six months, compensation will be reversed the same as if the premium was paid through the first six months.

-	in the second policy year, the equivalent of three months of compensation will be reversed.

Single premiums, dump-ins, and renewal premiums would not be affected.

MONY VA and MONY Custom Master—No chargeback for early withdrawals or surrenders

**** MONY L VA—Age 0-79 has 100 bps trail. Age 80+ has 50 bps trail. Trail starts in the 5th year.

Upon surrender in the:	1st year–	100% compensation reversal
	2nd year–	50% compensation reversal
	3rd year–	no reversal after 2nd year.

***** MONY C VA—Age 0-79 has 100 bps trail. Age 80+ has 75 bps trail. Trail starts in the 2nd year.

Upon surrender in the:	1st year–	100% compensation reversal
	2nd year–	50% compensation reversal 3rd
	3rd year–	no reversal after 2nd year.

10/10/03